EXHIBIT 12

                        CHECKPOINT SYSTEMS, INC.
                    RATIO OF EARNINGS TO FIXED CHARGES
                                (Unaudited)

                        2003        2002        2001        2000        1999
                       ------      ------      ------      ------      ------
                                             (Thousands)

Pre-tax income from
 continuing operations
 before adjustment for
 minority interest in
 consolidated
 subsidiaries plus
 income from an equity
 investee             $44,416     $37,681     $13,716     $ 5,492     $ 9,355(3)
                      =======     =======     =======     =======     =======

Fixed Charges
  Interest costs (1)  $13,053     $18,071     $23,549     $25,314     $10,153
  Interest component
   of non-capitalized
   lease rental
   expense (2)          7,196       5,136       4,400       4,583       1,873
                      -------     -------     -------     -------     -------
  Total fixed charges $20,249     $23,207     $27,949     $29,897     $12,026
                      =======     =======     =======     =======     =======

Pre-tax income from
 continuing operations
 before adjustment for
 minority interest in
 consolidated
 subsidiaries plus
 income from an equity
 investee plus
 fixed charges        $64,665     $60,888     $41,665     $35,389     $21,381
                      =======     =======     =======     =======     =======

Ratio of earnings to
 fixed charges           3.2x        2.6x        1.5x        1.2x        1.8x


  (1) Includes amortization of financing costs.
  (2) One-third of rental expense, which approximates the interest component of non-capitalized leases.
  (3) Includes an extraordinary loss of $0.9 million pre-tax.